Exhibit (a)(1)(I)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES REJECTING THE
ELECTION FORM UNDER THE OPTION EXCHANGE PROGRAM

Date:	[•], 2007
To:	[•]
From:	LogicVision, Inc.
Re:	Rejected Election Form Under Option Exchange Program

Unfortunately, your Election Form regarding our Option Exchange Program was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s): [•]. If you wish to participate in the Option Exchange Program, please complete and execute the attached Election Form and deliver it to LogicVision so that it is received before 5:00 p.m., U.S. Eastern Time, on March 8, 2007 (or such later date as may apply if this exchange offer is extended), by one of the following means:

Via Mail or Courier
LogicVision, Inc.
25 Metro Drive
San Jose, California 95110
Attention: Bruce M. Jaffe
Phone: (408) 453-0146

Via Facsimile
LogicVision, Inc.
Attention: Bruce M. Jaffe
Fax No. (408) 573-7640

By Hand or Interoffice Mail
Attention: Bruce M. Jaffe

By Email
optionexchange@logicvision.com

Please ensure that you receive a confirmation of receipt from us after you submit your Election Form. If we do not receive an properly completed and signed Election Form from you before the deadline for the Option Exchange Program, all eligible options currently held by you will remain outstanding according to their existing terms.

You should direct questions about the exchange offer or requests for assistance (including requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer) to LogicVision, Inc., 25 Metro Drive, San Jose, California 95110, Attention: Bruce M. Jaffe, Phone: (408) 453-0146, Email: optionexchange@logicvision.com.